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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 1-7654

                               XTRA CORPORATION
            (Exact name of registrant as specified in its charter)

                             200 NYALA FARMS ROAD
                         WESTPORT, CONNECTICUT  06880
                                (203) 688-7200
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $0.50 per share
           (Title of each class of securities covered by this Form)

                                     None
  (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)     [X]        Rule 12h-3(b)(1)(ii)     [_]
         Rule 12g-4(a)(1)(ii)    [_]        Rule 12h-3(b)(2)(i)      [_]
         Rule 12g-4(a)(2)(i)     [_]        Rule 12h-3(b)(2)(ii)     [_]
         Rule 12g-4(a)(2)(ii)    [_]        Rule 15d-6               [_]
         Rule 12h-3(b)(1)(i)     [X]

     Approximate number of holders of record as of the certification or notice date: 1

     Pursuant to the requirements of the Securities Exchange Act of 1934, XTRA Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                    XTRA CORPORATION

                                    By: /s/ A. Scott Mansolillo
                                        -----------------------
                                        Name: A. Scott Mansolillo
Date: September 26, 2001                Title: Vice President, General Counsel
                                        and Secretary